Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FUTURE LABS IX, INC.

James Buckly Jordan certifies that:

1.            He is the Chief Executive Officer of Future Labs IX, Inc., a Delaware corporation (the “Corporation”), organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

2.            The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on January 12, 2021. The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on May 12, 2021, and is referred to herein as the “Prior Restated Certificate.”

3.            This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Prior Restated Certificate as follows:

(a)            Article I of the Prior Restated Certificate is amended in its entirety to read as follows:

“The name of the Corporation is Wing Zone Labs, Inc.”

(b)            The first paragraph of Part A. of Article IV of the Prior Restated Certificate is amended in its entirety to read as follows:

“The Corporation is authorized to issue three classes of shares to be designated respectively Class F Stock ("Class F Stock"), Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Class F Stock the Corporation shall have authority to issue is three million (3,000,000); the total number of shares of Common Stock the Corporation shall have authority to issue is fifteen million (15,000,000); and the total number of shares of Preferred Stock the Corporation shall have authority to issue is three million (3,000,000). The Class F Stock, Common Stock and Preferred Stock shall each have a par value of $0.00001 per share.”

4.            The foregoing amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

5.            All other provisions of the Prior Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Prior Restated Certificate to be duly executed this 15th day of March, 2022.

By:
Name:	James Buckly Jordan
Title:	Chief Executive Officer